UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CAPITAL TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITAL TRUST, INC.

410 Park Avenue, 14th Floor

New York, New York 10022

April 30, 2012

Dear Stockholders:

You are cordially invited to attend the 2012 annual meeting of stockholders of Capital Trust, Inc., a Maryland Corporation, which will be held at 10:00 a.m., local time, on Wednesday, June 20, 2012, at the offices of Paul Hastings LLP, 75 East 55th Street, New York, New York 10022. At the annual meeting, stockholders will be asked to:

•	elect directors,

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012, and

•	act upon such other business as may properly come before the meeting,

all as described in the attached notice of annual meeting of stockholders and proxy statement.

This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including our proxy statement and 2011 annual report to stockholders, and authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

On or about May 9, 2012, we will mail to our stockholders a Notice of Meeting and Internet Availability of Proxy Materials, which we refer to as the Notice and Access card, containing instructions on how to access our proxy statement and our 2011 annual report to stockholders and authorize a proxy to vote electronically via the Internet. The Notice and Access card also contains instructions as to how you can receive a paper copy of our proxy materials.

It is important that your shares be represented at the annual meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete a proxy as promptly as possible — by Internet, telephone or mail — so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ Samuel Zell
Samuel Zell

Chairman of the Board

CAPITAL TRUST, INC.

410 Park Avenue, 14th Floor

New York, New York 10022

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

We hereby notify you that we are holding our 2012 annual meeting of stockholders at the offices of Paul Hastings LLP, 75 East 55th Street, New York, New York 10022, on Wednesday, June 20, 2012, at 10:00 a.m., New York City time, for the following purposes:

1. To elect eight directors to the board of directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify.

2. To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote your shares of class A common stock if our records show that you were a stockholder as of the close of business on April 27, 2012, the record date for the annual meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to authorize a proxy to vote their shares electronically via the Internet or by telephone or by completing and returning the proxy card if you requested paper copies of our proxy materials. Voting instructions are provided in the notice of meeting and Internet availability of proxy materials, or, if you requested paper copies, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors,

/s/ Geoffrey G. Jervis
Geoffrey G. Jervis

Secretary

April 30, 2012

CAPITAL TRUST, INC.

410 Park Avenue, 14th Floor

New York, New York 10022

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2012

This proxy statement is being furnished by and on behalf of our board of directors in connection with the solicitation of proxies to be voted at the 2012 annual meeting of stockholders. The date, time and place of the annual meeting are:

Date:	June 20, 2012
Time:	10:00 a.m., New York City time
Place:	The law offices of Paul Hastings LLP, 75 East 55th Street, New York, New York 10022

At the annual meeting, stockholders will be asked to:

•

Elect the following nominees as our directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify: Samuel Zell, Thomas E. Dobrowski, Martin L. Edelman, Edward S. Hyman, Stephen D. Plavin, Henry N. Nassau, Joshua A. Polan and Lynne B. Sagalyn (“Proposal 1”);

•

Consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, referred to herein as our independent auditors, for the fiscal year ending December 31, 2012 (“Proposal 2”); and

•	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our principal offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022 and our telephone number is (212) 655-0220.

We are furnishing the proxy materials for the 2012 annual meeting electronically using the Internet through the mailing to our stockholders of a notice of meeting and internet availability of proxy materials. The notice regarding Internet availability of proxy materials furnishing this proxy statement and the enclosed proxy card and our 2011 annual report to stockholders will be first mailed to stockholders of record on or about May 9, 2012.

i

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

In this section of the proxy statement, we answer some common questions regarding our 2012 annual meeting of stockholders and the voting of shares at the meeting.

Where and when will the annual meeting be held?

The date, time and place of the meeting are:

June 20, 2012

10:00 a.m. (New York City time)

The law offices of Paul Hastings LLP

75 East 55th Street

New York, New York 10022

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission, or the SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the notice of meeting and Internet availability of proxy materials, which we refer to as the Notice and Access card, which has been mailed to our stockholders, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access card also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

Can I vote my shares by filling out and returning the Notice and Access card?

No. The Notice and Access card identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and Access card and returning it. The Notice and Access card provides instructions on how to vote via the Internet or in person at the meeting or to request a paper proxy card, which will contain instructions for authorizing a proxy to vote by the Internet, by telephone or by returning a signed paper proxy card.

Why did you send me the Notice and Access card?

We sent you the Notice and Access card regarding this proxy statement because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. You don’t have to attend the annual meeting in order to vote your shares. Instead, you may simply authorize a proxy to vote your shares electronically via the Internet or by telephone or by completing and returning the proxy card if you requested a paper copy of our proxy materials. Voting instructions are provided on the Notice and Access card, or, if you requested a paper copy of our proxy materials, the instructions are printed on your proxy card and included in this proxy statement.

Who can vote?

You can vote your shares of class A common stock if our records show that you were the owner of the shares as of the close of business on April 27, 2012, the record date determining the stockholders who are entitled to vote at the annual meeting. As of April 27, 2012, there were a total of 22,240,107 shares of our class A common stock outstanding and entitled to vote at the annual meeting. You have one vote for each share of class A common stock that you own.

How are votes counted?

We will convene the annual meeting if stockholders representing the required quorum of shares of class A common stock entitled to vote either sign and return their paper proxy cards, authorize a proxy to vote electronically or telephonically or attend the meeting. A majority of the shares of class A common stock entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials. Broker non-votes (which occur when a brokerage firm has not received voting instructions from the beneficial owner on a non-routine matter, as defined by the New York Stock Exchange, or NYSE) will also be considered present for the purpose of determining whether we have a quorum.

Your shares may be voted on Proposal 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NYSE rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The ratification of the appointment of Ernst & Young LLP as our independent auditors is considered a routine matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. Proposal 1 relating to the election of directors is not considered a routine matter and therefore, if you do not provide voting instructions to your brokerage firm as described below, no vote for your shares will be cast with respect to these proposals.

For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the vote on the ratification of the appointment of Ernst & Young LLP as our independent auditors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

What is the required vote for approval?

The election of each of our nominees for director requires a plurality of all the votes cast on such election at the annual meeting. The ratification of the appointment of Ernst & Young LLP as our independent auditors requires a majority of the votes cast on such matter at the annual meeting.

How do I vote by proxy?

Follow the instructions on the Notice and Access card to authorize a proxy to vote your shares electronically via the Internet. If you requested a paper copy of our proxy materials, follow the instructions printed on the paper proxy card to authorize a proxy to vote via the Internet, by telephone or by completing and returning the paper proxy card. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in voting electronically, by telephone or by paper proxy card:

You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on directors, you can either vote “FOR” all directors or withhold your vote on all or certain directors specified by you.

•	You may vote “FOR”, against or abstain on the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors.

•

You may submit a signed proxy without indicating your vote on any matter, in which case the designated proxies will vote to elect all eight nominees as directors and approve the ratification of the appointment of Ernst & Young LLP.

How can I authorize a proxy to vote by telephone or over the Internet?

To authorize a proxy to vote electronically via the Internet, go to the www.proxyvote.com website and follow the instructions. Please have your Notice and Access card in hand when accessing the website, as it contains a 12-digit control number required to vote.

If you requested a paper copy of our proxy materials, in order to authorize a proxy to vote by telephone or over the Internet, you must either call the toll-free number reflected on the paper proxy card or go to the www.proxyvote.com website and follow the instructions. Please have your paper proxy card in hand when calling the toll-free number or accessing the website, as it contains a 12-digit control number required to vote.

You can authorize a proxy to vote by telephone or via the Internet at any time prior to 11:59 p.m. New York City time, June 19, 2012, the day before the annual meeting.

What do I do if my shares are held in “street name”?

If your shares are held by your brokerage firm, a bank or other nominee in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares electronically via the Internet at the www.proxyvote.com website, utilizing the 12-digit control number printed on the card. You may also request paper copies of the proxy materials and provide voting instructions by completing and returning the enclosed voting instruction form in the addressed, postage paid envelope provided. Alternatively, if you receive paper copies, many banks and brokerage firms provide instructions for their beneficial holders to provide voting instructions via the Internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the annual meeting, you must contact your broker, bank or other nominee to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: the election of eight directors and the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2012. If other matters are properly presented at the meeting, the proxies designated in the proxy cards will vote your shares in their discretion.

Can I change my vote after I submit my proxy?

Yes. At any time before the vote on a proposal, you can change your vote either by executing or authorizing, dating and delivering to us a new proxy via the Internet, by telephone or mail prior to the annual meeting, by giving us a written notice revoking your proxy card or by attending the annual meeting and voting your shares in person. Your attendance at the annual meeting will not, by itself, revoke a proxy previously given by you. We will honor the proxy card or authorization with the latest date.

Proxy revocation notices should be sent to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Secretary, and new paper proxy cards should be sent to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Can I vote in person at the annual meeting rather than by authorizing a proxy?

To ensure that your vote is counted, we encourage you to complete and return a paper proxy card or authorize a proxy to vote telephonically or electronically via the Internet. You can attend the annual meeting and vote your shares in person even if you have submitted a paper proxy card or authorized a proxy electronically or telephonically.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

We do. In addition to sending you these proxy materials, some of our employees may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this.

PROPOSAL 1 — ELECTION OF DIRECTORS

The number of directors that comprise our entire board of directors has been fixed at eight. Eight nominees will be proposed for election as directors at the annual meeting to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. All eight nominees currently serve on our board of directors.

All of the nominees are willing to serve as directors but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our board of directors, unless the board alternatively acts to reduce the size of the board or maintain a vacancy on the board in accordance with our bylaws. The board of directors has no reason to believe that any such nominees will be unable or unwilling to serve.

Nominees for Election as Directors

The names, ages as of April 30, 2012, and existing positions with us of the nominees, if any, are as follows:

Name	Age	Office or Position Held
Samuel Zell	70	Chairman of the Board of Directors
Thomas E. Dobrowski	68	Director
Martin L. Edelman	70	Director
Edward S. Hyman	67	Director
Stephen D. Plavin	52	Director, Chief Executive Officer and President
Henry N. Nassau	57	Director
Joshua A. Polan	64	Director
Lynne B. Sagalyn	64	Director

The name, principal occupation for the last five years, selected biographical information and the period of service as our director of each of the nominees are set forth below.

Samuel Zell has been the chairman of the board of directors since 1997. He serves as chairman for four other companies listed on the NYSE: Equity Residential, the largest apartment real estate investment trust (REIT) in the United States; Equity Lifestyle Properties, Inc., a REIT that owns and operates manufactured home communities; Covanta Holding Corp., an international leader in converting waste to energy; and Anixter International Inc. (AXE), a value-added provider of integrated networking and cabling solutions that support business information and network infrastructure requirements. Mr. Zell was also the chairman of Tribune Company, a media conglomerate. In December 2008, the Tribune Company filed for protection under Chapter 11 of the United States Bankruptcy Code. In addition, Mr. Zell is president and chairman of Equity Group Investments, the private investment firm he founded more than 40 years ago, and he is the chairman of Equity International, a private leading investor in real estate-related businesses outside of the United States. Mr. Zell is most recognized as a founding father of today’s public real estate industry and as the originator of three of the largest REITs in industry history. He served as chairman for one of those REITs, Equity Office Properties Trust, from its initial public offering in July 1997 until it was sold in the largest leveraged buyout in history in February 2007. Mr. Zell serves on the JPMorgan National Advisory Board; The President’s Advisory Board at the University of Michigan; and with the combined efforts of University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. As he has demonstrated in the successful leadership as chairman of other REIT’s, Mr. Zell has the experience to add substantial value as our chairman.

Thomas E. Dobrowski has been a director since 1998. Mr. Dobrowski has been retired from General Motors Asset Management (GMAM), an investment manager for several pension funds of General Motors, its subsidiaries and affiliates, as well as for several third party clients, since October 2005. From December 1994 until his retirement, he was the managing director of real estate and alternative investments for GMAM. Mr. Dobrowski is a director of Equity Lifestyle Properties, Inc. and previously served as a director of Equity Office Properties Trust until its sale in 2007. Mr. Dobrowski had a long career as a senior investment officer for a major pension plan investor, and oversaw the original investment made by GMAM into our business, which gives him unique insight into our investment activities.

Martin L. Edelman has been a director since 1997. Mr. Edelman has been of counsel to Paul Hastings LLP, and prior thereto Battle Fowler LLP, each a law firm that has provided services to us. Mr. Edelman was a partner with Battle Fowler LLP from 1972 to 1993. He had been a director of Cendant Corporation and a member of the executive committee of that corporation’s board of directors from November 1993 until its deconsolidation in 2006. He currently serves as a director of Avis/Budget Group, Inc., a rental car company, and Ashford Hospitality Trust, a hospitality property focused REIT. He is a senior advisor to Mubadala Development Company, the strategic investment vehicle of the government of Abu Dhabi, and a member of the board of Aldar Property Group, a real estate development, management and investment company, that is publicly traded in Abu Dhabi. He is on the boards of the Jackie Robinson Foundation, The Intrepid Fallen Heroes Fund and the Fisher House Foundation. Mr. Edelman has extensive commercial real estate industry experience and knowledge developed over his nearly 40 years of practicing law, which provides us with valuable perspectives into developments in our industry.

Edward S. Hyman has been a director since 2005. Mr. Hyman is chairman of International Strategy & Investment Group Inc. and is a director of International Strategy & Investment Inc. Prior to forming both of these companies in April 1991, he was vice chairman and a member of the board of directors of C.J. Lawrence Inc., which he joined in 1972. He is a member of the board of Said Holding Limited, a private investment company. Mr. Hyman also serves as a member of the board of the China Institute as well as a member of the Advisory Committee for the New York Public Library’s Financial Services Leadership Forum and is a member of Money Marketeers of the New York University. He also serves on the finance committee of the board of Bowdin College. Mr. Hyman is a leading Wall Street economist which provides him with unique insight into economic conditions that impact our business.

Stephen D. Plavin has been a director and serves as our president and chief executive officer since December 2009. Mr. Plavin served as our chief operating officer since 1998. Prior to joining us, Mr. Plavin was employed for fourteen years with the Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, including the management of: loan origination and execution, loan syndications, portfolio management, banking services and real estate owned sales. He served as a managing director responsible for real estate client management for Chase’s major real estate relationships and in 1997 he became co-head of global real estate for Chase. Mr. Plavin serves as a director of Omega Healthcare Investors, Inc., a skilled nursing real estate investment trust and as non-executive Chairman of WCI Communities Inc. Mr. Plavin’s experience and background as a senior member of management since 1998 have provided him with valuable knowledge of and experience with our business, which we believe positions him to contribute to our board’s oversight functions.

Henry N. Nassau has been a director since 2003. Mr. Nassau has been a partner since September 2003 and is chair of the corporate and securities group at the law firm Dechert LLP. Mr. Nassau was the chief operating officer of Internet Capital Group, Inc., an Internet holding company, from December 2002 until June 2003, having previously served as managing director, general counsel and secretary since May 1999. Mr. Nassau was previously a partner at Dechert LLP from September 1987 to May 1999 and was chair of the firm’s business department from January 1998 to May 1999. At Dechert LLP, Mr. Nassau engages in the practice of corporate law, concentrating on mergers and acquisitions, public offerings, private equity and venture capital financing. Mr. Nassau also serves on the advisory board of RAF Industries and as a trustee for Episcopal Academy.

Mr. Nassau has significant professional experience as an officer of a public company and as an attorney and partner in a major law firm which allows him to make unique contributions in the area of corporate governance.

Joshua A. Polan has been a director since 2004. Mr. Polan is a managing director of Berkley Capital, LLC, a wholly owned subsidiary of W. R. Berkley Corporation, which we refer to as WRBC. He has been an executive officer of Interlaken Capital, Inc., or Interlaken, a company substantially owned and controlled by William R. Berkley, WRBC’s chairman of the board and chief executive officer, since June 1988, and currently serves as managing director of Interlaken. For more than five years prior to June 1988, Mr. Polan was a partner in the public accounting firm of Touche Ross & Co. We believe Mr. Polan’s experience in the insurance industry and the investment activities of his employer provides useful insight into our business.

Lynne B. Sagalyn has been a director since 1997. Dr. Sagalyn is the Earle W. Kazis and Benjamin Schore Professor of Real Estate at Columbia Business School where she is director of the Paul Milstein Center for Real Estate and the MBA Real Estate Program. This position marks a return to Columbia, where she had been a professor of finance and economics for more than twelve years, and to the MBA Real Estate Program, which she developed during that period. From 2004 until her return to Columbia in July 2008, Professor Sagalyn held appointments at the University of Pennsylvania in both the School of Design (City Planning Department) and the Wharton School (Real Estate Department). Dr. Sagalyn is the Vice Chairman and a director of UDR, Inc., a self-administered REIT in the apartment communities sector. Dr. Sagalyn also serves on the advisory board of The Goldman Family Enterprises, as a member of the audit committee of Planned Parenthood of New York City, and as a member of the board of directors of Regional Plan Association of New York. She has also served on the New York City Board of Education Chancellor’s Commission on the Capital Plan. Through her prominent positions in graduate real estate programs of leading universities, Dr. Sagalyn brings expertise in real estate and finance to our board and the audit committee, of which she is the chair.

Vote Required; Recommendation

The election to the board of directors of each of our eight nominees will require the affirmative vote of a plurality of all the votes cast at the annual meeting. Our board of directors unanimously recommends that you vote for the election of all eight nominees named above.

Board of Directors; Committees

Our board of directors has eight members and is currently comprised of Messrs. Zell, Dobrowski, Edelman, Hyman, Plavin, Nassau and Polan and Dr. Sagalyn. Our board of directors has determined that except for Mr. Plavin who serves as our chief executive officer, all of our directors are independent under the criteria for independence set forth in the listing standards of the NYSE, and therefore, upon the election of all eight nominees, we will meet the NYSE requirement for a majority of independent directors serving on the board of directors. Our board of directors considered the following transactions, relationships and arrangements between each director or any member of his or her immediate family and the company and its subsidiaries and affiliates. Mr. Dobrowski was previously employed by the investment manager for several pension funds of General Motors Corporation, its subsidiaries and affiliates, which have invested in our private funds and which own, as of April 30, 2012, approximately 3.1% of the shares of our class A common stock, and he serves on the board of directors of another company chaired by our chairman of the board. Mr. Polan serves as a managing director of Berkley Capital, LLC, a wholly owned subsidiary of WRBC, which owns, as of April 30, 2012, approximately 17.3% of the shares of our class A common stock and whose nomination is required pursuant to a director nomination right. We also entered into three separate account advisory agreements with affiliates of WRBC under which we direct for investment, on a non-discretionary basis, $280.8 million of investments on behalf of WRBC in commercial real estate mortgages, mezzanine loans and participations therein. In addition, on April 27, 2007, we purchased a $20.0 million subordinated interest in a mortgage financing used for the construction and leasing of an office building in Washington, D.C. that is owned by a joint venture. WRBC has a substantial economic interest in one of the joint venture partners. This loan was sold to the joint venture owner at a discount in November 2009. A wholly-owned subsidiary of WRBC is an investor in Five Mile Capital Partners LLC and private funds under its management, collectively referred to as Five Mile. On March 31, 2011, Five Mile provided an $83.0 million mezzanine loan to our majority-owned subsidiary in connection with our 2011 comprehensive restructuring. The mezzanine loan was fully repaid on February 10, 2012. The Zell family has invested in our private funds and we previously made minor payments for insurance services to a subsidiary of Equity Office Properties Trust. Mr. Edelman is of counsel to Paul Hastings LLP, a law firm that provides us with ongoing legal representation with respect to various matters.

Our board of directors currently has four standing committees: an audit committee, a compensation committee, a corporate governance committee and an investment committee.

Audit Committee: The audit committee is currently comprised of Messrs. Dobrowski and Nassau and Dr. Sagalyn, with Dr. Sagalyn serving as the committee’s chairperson. All audit committee members meet the independence criteria and have the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each of Messrs. Dobrowski and Nassau is qualified as an audit committee financial expert within the meaning of Item 407(d)(ii) of Regulation S-K under the Exchange Act, and our board of directors has determined that they each have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation. The audit committee appoints our independent auditors, oversees the quality and integrity of our financial reporting and the audits of our financial statements by our independent auditors and in fulfilling its oversight function, reviews with our management and independent auditors the scope and result of the annual audit, our auditors’ independence and our accounting policies. The audit committee is also responsible for the overall administration of our code of business conduct and ethics, including its interpretation and amendment. Our board of directors has adopted a written charter under which the audit committee operates. This charter is posted on our corporate website at www.capitaltrust.com.

The audit committee has adopted procedures for the processing of complaints relating to accounting, internal control and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The audit committee oversees the review and handling of any complaints submitted pursuant to the forgoing procedures and of any whistleblower complaints subject to section 21f of the Exchange Act. The full text of these complaint procedures is available on our corporate website at www.capitaltrust.com.

Compensation Committee: The compensation committee is currently comprised of Messrs. Edelman and Nassau and Dr. Sagalyn, with Mr. Nassau serving as the committee’s chairperson. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE. The compensation committee oversees the compensation of executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

In particular, the compensation committee’s primary duties are described in the compensation committee charter and include:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by our board of directors) exercising sole authority to determine and approve our chief executive officer’s compensation level based on this evaluation;

•

determining the long-term incentive component, if any, of our chief executive officer’s compensation by considering among other factors selected by the compensation committee, our performance and relative stockholder return, our chief executive officer’s individual performance, including progress on strategic objectives, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our chief executive officer in past years;

•	considering the recommendations of our chief executive officer with respect to non-chief executive officer management and key employee compensation and determining and approving such compensation;

•

reviewing and making recommendations to our board of directors with respect to incentive compensation plans and equity-based compensation plans or material changes to any such existing plans and discharging and administering any such plans as required by the terms thereof;

•	overseeing the drafting and reviewing and discussing with management the compensation discussion and analysis and related disclosures required by the SEC;

•	preparing and approving the compensation committee report for inclusion in our proxy statement in accordance with applicable SEC regulations;

•	periodically reviewing, as and when determined appropriate, executive compensation programs and total compensation levels;

•	reviewing and making recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors and stock ownership guidelines;

•

in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility, and, as and when required or desired, establishing performance goals and confirming that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code, or the Code;

•	reviewing and approving any severance or similar termination payments proposed to be made to any of our current or former executive officers; and

•	performing any other duties or responsibilities expressly delegated to the compensation committee by our board of directors from time to time relating to our compensation programs.

The compensation committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to retain, on terms it deems appropriate, legal counsel and other experts or consultants as it deems appropriate, without obtaining the approval of our board of directors or management. The compensation committee shall have the sole authority to select and retain a compensation consultant to assist in the evaluation of chief executive officer compensation.

The compensation committee had previously engaged the services of a compensation consultant, FPL Associates Compensation, a division of FPL Associates L.P., or FPL, with respect to the now expired employment agreements with certain of our executive officers. FPL has no other relationships with the company and is considered an independent third party advisor. FPL was consulted with respect to the formulation and level of incentive and bonus awards made in 2011 upon consummation of our comprehensive debt restructuring.

The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Code, as in effect from time to time.

Our board of directors has adopted a written charter under which the compensation committee operates. This charter is posted on our corporate website at www.capitaltrust.com.

Corporate Governance Committee: The corporate governance committee is currently comprised of Messrs. Dobrowski, Nassau and Polan, with Mr. Nassau serving as the committee’s chairperson. All corporate governance committee members meet the independence criteria set forth in the listing standards of the NYSE. Among other things, the corporate governance committee identifies qualified individuals to become board members, recommends to the board individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develops and recommends to the board our corporate governance guidelines.

More specifically, the corporate governance committee is responsible for reviewing, on an annual basis, the requisite skills and characteristics of individual members of the board of directors, as well as the composition of the board as a whole, in the context of our needs. The corporate governance committee will review all nominees for director, including those recommended by stockholders, in accordance with requirements and qualifications set forth in our corporate governance guidelines and will recommend that the board select those nominees whose attributes it believes would be most beneficial to us. This review involves an assessment of the personal qualities and characteristics, accomplishments and business reputation of director candidates. The corporate governance committee will assess candidates’ qualifications based on the following minimum criteria, which may be modified from time to time by the corporate governance committee:

•	demonstrated personal integrity and moral character;

•	willingness to apply sound and independent business judgment for the long-term interests of stockholders;

•	relevant business or professional experience, technical expertise or specialized skills;

•	personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the company’s needs; and

•	ability to commit sufficient time to effectively carry out the substantial duties of a director.

While our corporate governance guidelines do not include an express diversity policy, we note that Dr. Sagalyn, who has been one of our longest standing directors, was recruited in part with a gender diversity goal in mind. Other women have served on our board during our corporate history, which we believe establishes a record of gender diversity.

Our board of directors has adopted a written charter under which the corporate governance committee operates. This charter is posted on our corporate website at www.capitaltrust.com. A copy of our corporate governance committee charter is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

Investment Committee: The investment committee is currently comprised of Messrs. Zell and Nassau. The investment committee exercises the authority of the board to approve additions to or modifications of our portfolio of loans and investments beyond the limits of the authority delegated to management in our loan policy.

Meetings: Our board of directors conducts its business through meetings of the board of directors, actions taken by written consent in lieu of meetings and by the actions of its committees. During fiscal year 2011, our board of directors held five meetings and took one action by written consent. During fiscal year 2011: (i) the audit committee held six meetings, (ii) the compensation committee held two meetings and took one action by written consent, (iii) the corporate governance committee held one meeting and (iv) the investment committee did not hold any formal committee meetings, but rather discussed matters informally. During fiscal year 2011, each director attended at least 60% of all meetings of the board of directors and at least 80% of all meetings of committees on which he or she served.

Executive Sessions: Executive sessions of non-management directors are periodically held in connection with regularly scheduled meetings of the board. Our corporate governance guidelines provide that, at their discretion, the non-management directors may designate the director who will preside at each executive session of the board, or if no director has been designated, the chairperson of the corporate governance committee shall serve as such presiding director. No director has been designated to preside at all executive sessions and therefore

Henry N. Nassau, chairman of our governance committee, presides at executive sessions of the board. Stockholders or interested parties may submit communications addressed to the board of directors or the non-management directors to our secretary in accordance with our stockholder nominations and communications policy.

Board Leadership Structure and Role in Risk Oversight: We have separated the positions of chairman of the board and chief executive officer since our business was founded in 1997. Mr. Samuel Zell currently serves as chairman of the board and Mr. Stephen D. Plavin serves as our chief executive officer and is a member of the board. We believe that this leadership structure is appropriate since it allows our chief executive officer to focus on the management of our day-to-day operations, while allowing the chairman of the board to lead the board in the performance of its oversight role in our governance.

As with every business, we confront and must manage various risks and our success in risk management can impact our ultimate success. We face a number of risks, including financial and economic risks related to the performance of our portfolio and how our investments have been financed. Our senior management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of our risk management. Our board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed. Our loan policy, as approved by the board, contains procedures designed to mitigate the risks that arise in connection with our investment activities. The board has fostered a culture of transparent and open communication with senior management, a critical condition for effective risk management and oversight. Senior management regularly reports to the board on conditions in our business and our portfolio and addresses any questions or concerns raised by the board on risk management-related and any other matters. While our board of directors is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. The compensation and the corporate governance committee assist the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with board organization, membership and structure, succession planning, and corporate governance. The investment committee exercises the authority of the board to approve additions to or modifications of our portfolio of loans and investments beyond the limits of the authority delegated to management in our loan policy.

Corporate Governance

Code of Business Conduct and Ethics: We have adopted a code of business conduct and ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on our corporate website at www.capitaltrust.com. A copy of our code of business conduct and ethics is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

Corporate Governance Guidelines: We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.capitaltrust.com. A copy of our corporate governance guidelines is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.

Stockholder Nominations and Communications Policy: Our board of directors has adopted policies with respect to the consideration of candidates recommended by stockholders for election as directors and stockholder and interested party communications with the board of directors.

Stockholders may recommend director nominees for consideration by the corporate governance committee by submitting the names and the following supporting information to our secretary at: Secretary, Stockholder Nominations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate.

Stockholders and other interested parties may communicate directly with our board of directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Stockholder Communications, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the existing instructions.

The full text of the stockholder nominations and communications policy is available on our corporate website at www.capitaltrust.com.

Director Attendance at Annual Meeting of Stockholders: We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting, which was held on June 24, 2011, one director attended.

Compensation Committee Interlocks and Insider Participation

During 2011, the compensation committee of the board of directors was comprised of Mr. Polan and Dr. Sagalyn. None of the committee’s members was employed by us as an officer or employee during 2011. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations. In April 2012, Messrs. Edelman and Nassau replaced Mr. Polan on the compensation committee.

For a description of certain relationships and transactions with members of the board of directors or their affiliates, see “Transactions With Related Persons, Promoters and Certain Control Persons” below.

Executive and Senior Officers

The following sets forth the positions, ages as of April 27, 2012 and selected biographical information for our executive and senior officers who are not directors.

Geoffrey G. Jervis, age 40, has served as our chief financial officer since 2005. Prior to that time, he served as our director of capital markets since 2004. Mr. Jervis is responsible for all capital markets and finance activities for the balance sheet and investment management segment of our business. He has been employed by us in various positions since 1998. Prior to joining us, Mr. Jervis was the chief of staff to the New York City Economic Development Corporation. Mr. Jervis received a B.A. from Vanderbilt University and an M.B.A. with honors from Columbia Business School.

Thomas C. Ruffing, age 51, has served as chief credit officer and head of asset management since July 2006. Mr. Ruffing is responsible for the credit underwriting and asset management of all of our investment portfolios. Prior to that time, he served as our head of asset management since 2001. Prior to joining us in 2001, Mr. Ruffing was employed by JPMorgan Chase serving in its real estate finance and investment banking group since 1990. Mr. Ruffing received B.S. and M.E. degrees from the University of Virginia and an M.B.A. from Columbia Business School.

COMPENSATION COMMITTEE REPORT*

Our compensation committee has reviewed the Compensation Discussion & Analysis with management and, based on that review, recommends to the board of directors that it be included in our proxy statement which is incorporated by reference in our annual report on Form 10-K.

Compensation Committee

Henry N. Nassau

Lynne B. Sagalyn

Martin L. Edelman

*	The material in this report is not “solicitation material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

COMPENSATION DISCUSSION AND ANALYSIS

I.  Executive Summary, Administration of Compensation Programs

Our compensation committee oversees our compensation programs. As described in greater detail above, our compensation committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our employees. In 2011, we accomplished a complex comprehensive debt restructuring and awarded discretionary bonuses and other incentive compensation to our named executive officers to compensate them for their extraordinary efforts and decreased pay they received from 2009 to 2011 as a result of the restrictions imposed by our lenders. Consequently, their total compensation for 2011 includes one-time bonus and incentive awards because of their efforts to restructure the company and to position us to create future shareholder value. Consistent with our historical practice, we also granted our named executive officers, or NEOs, other incentive awards reflecting a participation in our incentive management fees and recovery or assets that aligns their interest with those of our stockholders.

Our compensation committee’s particular responsibilities include evaluating the performance of our chief executive officer in light of preset goals and objectives, and determining and approving the chief executive officer’s compensation level based on this evaluation. Our compensation committee is also responsible for reviewing and approving the salaries and other compensation of our NEOs. Our NEOs for 2011 include Stephen D. Plavin, our chief executive officer, or CEO, Geoffrey G. Jervis, our chief financial officer, or CFO, and Thomas C. Ruffing, our chief credit officer, or CCO.

II.  Compensation Philosophy and Program Objectives

Our objective is to provide compensation packages that attract, retain and motivate experienced and qualified executives, reward individual performance, align the interests of our NEOs with those of our stockholders and provide incentives for the creation of stockholder value. Historically, our executive compensation program has consisted of three main elements: an annual base salary, annual cash bonus compensation and long-term incentive compensation. Under our historical practices, we had designed the bonus and long-term compensation elements of our NEO compensation program to link individual compensation to the achievement of objective performance measures relating to key business goals that drive our financial performance.

Our historical practices were impacted by the effects of the financial market turmoil which required us to focus on the resolving the leverage in our capital structure. In March 2009, we completed an interim restructuring of our recourse liabilities that stabilized our business but did not completely resolve the challenges reflected in the leverage in our capital structure. Under the terms of this interim restructuring, annual cash compensation for our employees, other than our CEO, COO and CFO, was capped at $5.8 million (approximately the level of compensation for this group of employees in 2008). Our CEO, COO and CFO base salaries were set at then existing levels and any bonus compensation required the approval of not only our board of directors, but also representatives from certain of our lenders. Our compensation committee’s discretion was limited as long as these restrictions remained in place. We continued to operate under these restrictions during 2010 as we explored a permanent solution to the leverage in our capital structure.

On March 31, 2011, we completed a comprehensive restructuring that eliminated all of our recourse liabilities. Except for certain key man provisions, this restructuring eliminated the restrictive covenants that were established in 2009, including those governing the compensation payable to our NEOs and other employees. With the elimination of these restrictions, we were able to award additional bonus and incentive compensation upon the consummation of our 2011 comprehensive debt restructuring, which we refer to as the restructuring awards, discussed below.

We believe that the compensation provided to our executives should be commensurate with the performance of the company and must recognize the competitive environment for talented executives in which we operate. We compete for talent with other public and private commercial mortgage finance company platforms, private equity firms, as well as the commercial mortgage backed securities, or CMBS, and structured finance groups within Wall Street commercial banks and investment banking firms. The overall principle guiding our NEO compensation is to pay total compensation that encourages outstanding performance and is in line with the competitive market. The actual compensation paid to each NEO will vary based on company and individual performance and the NEO’s role within the company. The employment agreements previously in effect with each of our NEOs have expired. Going forward, in light of the flexibility we possess following our recently consummated comprehensive debt restructuring, our compensation committee and our board will reevaluate the need for employment agreements with our NEOs.

III.  Procedural Approach

Role of the Board of Directors and Compensation Committee

Consistent with our philosophy, bonus and long-term compensation elements of our compensation program are designed to be commensurate with the performance of the company. In the past, prior to the recent turmoil in the financial markets and the resulting impact on our business, our board of directors had endorsed strategic business goals for our company that were centered on the growth and management of the balance sheet and investment management segments of our business. Our compensation committee in consultation with our CEO considered these strategic business goals along with individual and company performance in determining bonuses to our NEOs.

Given the conditions in our business which resulted from the financial crisis, we shifted our focus in 2009 and 2010 to managing our portfolio and associated liabilities in order to obtain maximum recoveries and stabilizing our platform. In the face of the impending maturities of our recourse debt obligations on March 15, 2011, we embarked on an effort to implement a comprehensive restructuring of all of our outstanding recourse debt obligations, which we successfully consummated on March 31, 2011. As discussed below, effective as of the close of the restructuring, our compensation committee authorized grants of certain restructuring awards to our NEOs. The restructuring awards were designed to serve our goal of retaining these executives, as well as to reward them for the successful consummation of the comprehensive restructuring. In developing the level of these awards, our compensation committee made qualitative judgments concerning the respective roles played by, and level of contribution made by, the NEOs.

In the future, as our operations normalize, consistent with our past practices, our compensation committee will revisit our executive compensation program as part of the annual review of salary, bonus and incentive compensation with a goal to implement programs that link individual compensation to the achievement of objective performance measures relating to key business goals that drive our financial performance. We have yet to recommence our historical balance sheet portfolio business as the necessary capital has not been available to us. Our operations have focused on managing our legacy balance sheet portfolio and our investment management business.

Our CEO attends compensation committee meetings, but does not attend executive sessions where the CEO’s performance or compensation is discussed. Our CEO makes recommendations to our compensation committee regarding the compensation of other NEOs, but does not vote on matters presented for approval or action by our compensation committee.

The compensation committee had previously engaged the services of a compensation consultant, FPL Associates Compensation, a division of FPL Associates L.P., or FPL, with respect to the now expired employment agreements with certain of our executive officers. FPL has no other relationships with the company and is considered an independent third party advisor. FPL was consulted with respect to the formulation and level of incentive and bonus awards made in 2011 upon consummation of our comprehensive debt restructuring.

Our compensation committee held two meetings and took one action by written consent during the year ended December 31, 2011.

IV.  Compensation Structure

A.  Overview of Elements of Pay

In 2011, we utilized three main elements of compensation for our NEOs:

•	Annual Base Salary — Fixed salary as determined in the discretion of our compensation committee.

•

Annual Cash Bonus — Variable pay in the form of cash bonuses that is designed to reward executives for the attainment of annual business goals as determined in the discretion of our compensation committee.

•	Incentive Awards — Variable pay in the form of incentive awards that are designed to provide executives with interests that is aligned with the interest of our shareholders.

Prior to the financial market turmoil, as part of our compensation program, we awarded our NEOs with cash bonuses and restricted and performance based stock awards tied to performance metrics. Given the conditions in our business and developments with our restructurings, our compensation committee had determined that it was not practicable to continue with this prior compensation practice in 2010 and 2011 as we focused on stabilizing our business through the successful restructuring efforts.

B.  Detail of Elements of Pay

(1)  Base Salary

Our NEOs receive an annual base salary, subject to possible increases by the compensation committee. The annual salaries vary according to our compensation committee’s discretionary assessment of the levels of responsibility undertaken by the executive officers. We strive to compensate our NEOs with salaries commensurate with prevailing compensation practices in public and private commercial mortgage finance platforms, private equity firms, as well as the CMBS and structured finance groups within Wall Street commercial banks and investment banking firms. Our compensation committee periodically may review base salaries for our NEOs on its own initiative or at the recommendation of our CEO. The completion of our comprehensive debt restructuring in 2011 eliminated the restrictions on the levels of compensation imposed under the terms of our 2009 interim restructuring.

Stephen D. Plavin serves as our CEO and president. Mr. Plavin’s prior employment agreement expired on December 31, 2009 at which time his annual base salary was $500,000 per year. Mr. Plavin served as our chief operating officer until his promotion to CEO and president effective December 2009. In conjunction with his promotion, the board increased Mr. Plavin’s annual base salary to $550,000 effective January 1, 2010, but consistent with the restrictions on compensation in place following our 2009 interim restructuring, Mr. Plavin was paid a salary of $500,000 in 2010. In April 2011, after the elimination of such restrictions, he was paid all approved and unpaid salary for 2010. Mr. Plavin’s current annual base salary is $550,000.

Geoffrey G. Jervis serves as our CFO. Mr. Jervis’ prior employment agreement expired on December 31, 2010 at which time his annual base salary was $450,000 per year. The board had increased Mr. Jervis’ annual base salary above the $425,000 amount required in his employment agreement to $450,000 effective January 1, 2010, but consistent with the restrictions on compensation in place following our 2009 interim restructuring, Mr. Jervis was paid a salary of $350,000 in 2010. In April 2011, after the elimination of such restrictions, he was paid all approved and unpaid salary for 2010. Mr. Jervis’ current base salary is $450,000.

Thomas C. Ruffing serves as our CCO and head of asset management. Mr. Ruffing receives a base salary of $250,000 per year and has received the same base salary since September 2006.

Our compensation committee and board acted to increase the salaries of Messrs. Plavin and Jervis for 2010 as an additional incentive to retain their services. This action was taken at the time our former CEO resigned from his employment with us, significantly increasing the responsibilities of these two key executives.

(2)  Annual Cash Bonus

Under the terms of our 2009 interim restructuring, cash bonuses payable to our CEO and CFO for 2009 and 2010 were limited to the amounts paid to them for 2008. Given this limitation and general conditions in our business, our compensation committee did not award cash bonuses in 2011 by reference to performance based financial criteria (as had occurred prior to 2009). Instead, bonuses for NEO services in 2011 were determined in the sole discretion of our compensation committee and were paid at 2010 levels. Mr. Plavin was paid an annual cash bonus of $681,575. Messrs. Jervis and Ruffing received annual cash bonuses of $503,178 and $300,000, respectively, which were recommended by our CEO and approved by our compensation committee. The 2011 annual bonuses represent the maximum bonus levels allowed under the restrictions imposed by our lenders. In awarding 2011 bonuses, the committee made qualitative judgments about the roles played by the NEO in stabilizing our operations and positioning us towards achieving our goal of obtaining a comprehensive restructuring of all of our recourse debt obligations. Our NEOs were also awarded bonuses as part of the restructuring awards as described below under “X. Awards Made Upon Consummation of Comprehensive Restructuring”.

(3)  Long-Term Incentive Compensation

In 2011, our board of directors adopted and our stockholders approved our 2011 long-term incentive plan, or 2011 Plan. The 2011 Plan replaced our 2007 long-term incentive plan, or 2007 Plan, and currently constitutes the sole long-term incentive plan that governs all aspects of the company’s long-term incentive compensation. As of April 15, 2012, there were 926,000 shares available to be awarded under the 2011 Plan.

Our compensation committee previously authorized awards of restricted stock and performance stock to our NEOs, in certain cases pursuant to the terms of employment agreements governing our NEOs employment and in other cases pursuant to the incentive programs developed under the oversight of the committee. None of our current NEOs received discretionary awards of restricted or performance stock in 2011, but our NEOs were awarded restricted stock as part of the restructuring awards as described below.

In previous years, our compensation committee awarded our NEOs cash based performance awards that represented derivative interests in the incentive management fees received by us from certain of our investment management vehicles. These awards are intended to incentivize the executives to deploy the investment capital and manage the portfolio investments effectively. In setting the level of participation, our compensation committee makes qualitative judgments as to the role played in deploying the capital and managing the assets in respect of the investment management vehicles. In January 2011, our compensation committee awarded such performance awards that represent derivative interests in the incentive management fees received by us from CT Opportunity Partners I, LP, or CTOPI. Pursuant to these awards, Messrs. Plavin, Jervis and Ruffing receive 13.5%, 9.0% and 4.5%, respectively, of the incentive fees received by us from our management of CTOPI. The awards are subject to vesting provisions which provide that the NEO’s right to the payments vest one-third on the January 18, 2011 date of award, one-third upon the termination of the investment period of CTOPI, and one-third on the date of our receipt of the incentive management fee, provided that the NEO is employed on each such vesting date. In addition, our NEOs were awarded similar performance based awards tied to the long term recovery of our legacy assets as part of the restructuring awards as described below under “X. Awards Made Upon Consummation of Comprehensive Restructuring”.

Since 2007, certain NEOs elected to defer receipt of certain restricted stock awards that would otherwise become payable to them after 2007 and upon the satisfaction of vesting periods set forth in their individual award agreements. An award subject to a deferral election will continue to vest at the end of the vesting period pursuant to its original terms, but will not be distributed to the executive until the occurrence of the applicable distribution event set forth in the deferral election. Distribution events may include: death, disability, or other separation from service; change in control of the company; and a specified date elected by the executive.

(4)  Stock Option Awards

We made no grants of stock options to our named executive officers in 2011. All outstanding stock options have vested, having been granted prior to our election to be taxed as a REIT in 2003, after which we determined to use restricted and performance stock as the principal form of equity based long-term incentive compensation awarded to NEOs.

(5)  Retirement, Perquisites and Other Personal Benefits

We do not maintain any defined benefit or supplemental executive retirement programs for NEOs. We do, however, maintain a 401(k) plan and we contribute 3% of compensation, subject to the stipulated annual maximum amount, towards deferred benefits. In addition, Mr. Plavin’s life insurance premiums were paid directly by the Company.

B.  Interrelationship of Elements of Pay

In determining the overall mix of elements comprising total compensation, our compensation committee focused in 2011 on providing our NEOs with their base salaries supplemented by discretionary cash bonuses at levels that reflected our compensation committee’s assessment of both their overall performance and general conditions in our business.

C.  Pay Levels and Benchmarking

Our compensation committee set pay levels and made awards in 2011 on a discretionary basis, without reference to any benchmarking data. The committee’s key goal was to retain our executives in circumstances of an unstable and complex corporate debt structure that required a comprehensive restructuring which was deemed necessary in order to preserve our ability to maximize the recovery from our legacy assets for our stockholders. Our compensation committee made qualitative judgments about the respective roles played by, and level of contribution made by, the executives in leading and positioning us to achieve our comprehensive debt restructuring in 2011.

V.  Timing of Equity Grants

As explained above, no stock options were granted to any of our NEOs during 2011, and other equity awards were granted to our NEOs upon the consummation of our comprehensive debt restructuring in March 2011. These and all other equity based awards to our NEOs were awarded under our 2007 Plan. As administrator, the compensation committee is authorized in its discretion to grant awards under the plans, establish the terms of such awards, including vesting terms, prescribe grant agreements evidencing such awards and establish programs for granting awards. Our compensation committee has not delegated its authority to make awards or prescribe the terms (including vesting terms) to our management, but once authorized, the committee may authorize the CEO to allocate a portion of the awards to employees in his discretion. We do not have any plans, policies or practices to time the grant of equity awards to our executive officers in coordination with the release of material non-public information. Grants of other equity-based awards are determined by our compensation committee and typically are made in January or February of each calendar year after a review of the company’s and individual’s performance during the prior year. We do not follow a set schedule for making equity grants under our plans and grants may also occur at other times of the year such as upon execution of a new employment agreement or at the time of new hire.

Awards of restricted and performance stock to existing employees are generally denominated in a dollar value and the number of shares awarded is currently determined using a 30-day average price except that in the case of new hires, the number of shares awarded is determined using the employee’s start date for determining the base price. Approvals of equity based awards are typically obtained at meetings of our compensation committee, but management may also seek approvals by unanimous written consent of the committee members. Our compensation committee awarded restricted stock denominated in a fixed number of shares in connection with our 2011 comprehensive debt restructuring.

VI.  Stock Ownership Guidelines

As disclosed under the caption “Security Ownership of Certain Beneficial Owners and Management” below, our named executive officers are stockholders of the company. We do not currently have stock ownership guidelines for our named executive officers.

VII.  Adjustment or Recoupment of Awards

The 2007 Plan and 2011 Plan contain a forfeiture or clawback mechanism to recoup awards from a NEO to the extent any of our financial results are misstated as a result of the NEO’s willful misconduct or gross negligence and the financial results are restated downward. In addition, Section 304 of Sarbanes-Oxley provides the ability to recover incentive awards in certain circumstances. Under this law, if we are required to restate our financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.

VIII.  Post-Employment Severance and Change-in-Control Benefits

Our prior employment agreements with our NEOs have expired and therefore our NEOs are not entitled to any severance payments and other benefits due to a change in control. Under the terms of the long-term incentive award agreements with our NEOs, in the event an NEO’s employment is terminated by us without cause or an NEO resigns for Good Reason (as defined in the award agreements), the vesting of all unvested portions of the NEOs long-term incentive awards will be accelerated.

IX.  Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code limits the deductibility in our tax return of compensation over $1.0 million to certain of our executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Our compensation committee’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance and therefore our compensation committee may authorize the payment of compensation to NEOs outside the limits of Section 162(m).

X.  Awards Made Upon Consummation of Comprehensive Restructuring

On March 31, 2011, we consummated a series of transactions with our creditors and restructured and substantially reduced our previously restructured recourse legacy debt obligations. Effective upon consummation of the restructuring, our compensation committee authorized recovery awards in the form of additional cash and incentive compensation, to each of our three NEOs. The recovery awards were comprised of:

•	a special one-time cash bonus,

•	a grant of restricted stock, and

•

a long-term cash-based performance award tied to the recovery of legacy assets owned by a newly-formed majority-owned subsidiary, CT Legacy REIT Mezz Borrower, Inc., or CT Legacy REIT, referred to as the legacy asset recovery awards.

The restricted stock vests 25% on the date of grant and the balance in equal installments over the three year period commencing on April 1, 2011 and ending on March 31, 2014. The legacy asset recovery awards provide for payments to our NEOs and certain other employees of an amount not to exceed 6.75% of the total recovery (subject to certain caps) of the net assets of CT Legacy REIT, referred to as the employee pool. The legacy asset recovery awards vest 25% on March 31, 2011, 25% on March 31, 2013, 25% on March 31, 2014 and the balance at the time of distribution under the plan.

Mr. Plavin was awarded a bonus of $1,185,000, 140,000 shares of restricted stock and a legacy asset recovery award providing for a 35% allocation of the employee pool. Mr. Jervis was awarded a bonus of $985,000, 100,000 shares of restricted stock and a legacy asset recovery award providing for a 25% allocation of the employee pool. Mr. Ruffing was awarded a bonus of $250,000, 60,000 shares of restricted stock and a legacy asset recovery award providing for a 15% allocation of the employee pool.

In developing the level of these awards, our compensation committee made qualitative judgments about the respective roles played by, and level of contribution made by, the executives in connection with the restructuring effort. Mr. Plavin was awarded the highest amounts given the key leadership he played throughout the restructuring process. The awards made to Messrs. Jervis and Ruffing reflected the committee’s judgment as to the relative importance of their respective roles and the contributions made towards achieving the restructuring.

XI.  Conclusion

Our compensation committee believes that the annual salary and bonus paid to our NEOs, for 2011 is consistent with its practice of awarding competitive pay to its NEOs. The committee exercised its discretion to award to our NEOs, interests in incentive management fees received by us from CTOPI, as well as a one-time bonus, restricted stock and legacy asset recovery based awards in recognition of the substantial achievement realized by the company with the completion of the comprehensive debt restructuring in 2011.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the year indicated the annual compensation of our chief executive officer, our chief financial officer and our other “named executive officers,” as such term is defined in Item 402(a) of Regulation S-K.

Name and Principal Position	Year	Salary $(1)	Bonus $(2)	Stock Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All Other Compensation $(5)	Total $
Stephen D. Plavin	2011	550,000	1,866,575	320,600	—	9,635	2,746,810
Chief Executive Officer	2010	550,000	681,575	—	36,081	9,635	1,277,291
	2009	500,000	681,575	108,000	—	9,635	1,299,210

Geoffrey G. Jervis	2011	450,000	1,488,178	229,000	—	7,350	2,174,528
Chief Financial Officer,	2010	450,000	503,178	21,431	12,268	7,350	994,227
Treasurer and Secretary	2009	350,000	503,178	—	—	7,350	860,528

Thomas C. Ruffing	2011	250,000	550,000	137,400	—	7,350	944,750
Chief Credit Officer and	2010	250,000	300,000	—	23,092	7,350	580,442
Head of Asset Management	2009	250,000	300,000	—	—	7,350	557,350

(1)	Effective January 1, 2010, the salary for Mr. Plavin and Mr. Jervis was increased to $550,000 and $450,000, respectively, from $500,000 and $350,000, respectively. During the year 2010, Messrs. Plavin and Jervis were paid at the salary in-place as of December 31, 2009 and in April 2011, after the elimination of restrictions on compensation imposed by certain of our lenders, they were paid all approved and unpaid salary for 2010.
(2)	Mr. Plavin, Mr. Jervis and Mr. Ruffing were paid $681,575, $503,178 and $300,000 in discretionary annual cash bonuses, respectively, for their performance in each of 2011, 2010 and 2009. In addition, as discussed above, on March 31, 2011, upon the consummation of our comprehensive debt restructuring, Messrs. Plavin, Jervis and Ruffing were awarded cash bonuses of $1,185,000, $985,000 and $250,000, respectively.
(3)	Represents the aggregate grant date fair value of restricted stock granted in each respective year, calculated under the Financial Accounting Standard Board’s Accounting Codification Topic 718 (formerly Statement of Financial Accounting Standards 123R), or ASC Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of grant, which is then recognized over the service period of the award.
(4)	The amounts reported include amounts received by named executive officers pursuant to previously granted performance awards representing derivative interests in incentive management fees received by us in 2010 from one of our third party investment management vehicles, CT Mezzanine Partners III, Inc. In 2010, Mr. Plavin, Mr. Jervis and Mr. Ruffing received $36,081, $12,268 and $23,092, respectively, of such payments. In 2009, Mr. Plavin, Mr. Jervis and Mr. Ruffing did not receive any such payments.
(5)	We made a 401(k) contribution of $7,350 in each of 2011, 2010 and 2009, respectively to each of our named executive officers. Mr. Plavin was reimbursed for life insurance premiums of $2,285 in 2011, 2010 and 2009.

Grants of Plan-Based Awards

The following table provides information on performance awards made pursuant to our 2007 Plan that provide for cash payments or awards of restricted stock granted in 2011 to each named executive officer. There can be no assurance that the grant date fair values of these awards will ever be realized.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards				All other stock awards: number of shares of stock or units (#)		Grant date fair value of stock awards ($)
		Thres- hold ($)	Target ($)		Maxi- mum ($)
Stephen D. Plavin	1/31/11	—	573,061	(1)	—	—		—
	3/31/11	—	1,863,311	(2)	—	140,000	(3)	320,600	(3)

Geoffrey G. Jervis	1/31/11	—	382,041	(1)	—	—		—
	3/31/11	—	1,330,937	(2)	—	100,000	(3)	229,000	(3)

Thomas C. Ruffing	1/31/11	—	191,020	(1)	—	—		—
	3/31/11	—	798,562	(2)	—	60,000	(3)	137,400	(3)

(1)	In January 2011, our compensation committee granted performance based awards that represent derivative interests in the incentive management fees received by us from CTOPI, to our three NEOs. Pursuant to these awards, Messrs. Plavin, Jervis and Ruffing are entitled to receive 13.5%, 9.0% and 4.5%, respectively, of the incentive fees received by us from our management of CTOPI. On the date of the award, we estimated the fair value of these awards to Messrs. Plavin, Jervis and Ruffing to be $573,061, $382,041 and $191,020, respectively. The fair value was computed using a 15% discount rate over the estimated life of the award. The awards are subject to vesting provisions which provide that the NEO’s right to the payments vest one third on the January 18, 2011 date of award, one third upon the termination of the investment period of CTOPI, and one third on the date of our receipt of the incentive management fee, provided that the NEO is employed on each such vesting date.
(2)	Upon the consummation of our 2011 comprehensive restructuring, our compensation committee awarded long-term cash-based performance awards tied to the recovery of legacy assets owned, or legacy asset recovery awards, by CT Legacy REIT, to our three NEOs. The legacy asset recovery awards provide for payments to our NEOs and certain other employees of an amount not to exceed 6.75% of the total recovery (subject to certain caps) of the net assets of CT Legacy REIT, referred to as the employee pool. Pursuant to these awards, Messrs. Plavin, Jervis and Ruffing are entitled to receive 35%, 25% and 15% of the employee pool, respectively. On the date of the award, we estimated the fair value of these awards to Messrs. Plavin, Jervis and Ruffing to be $1,863,311, $1,330,937 and $798,562, respectively. The fair value was computed using a 20% discount rate over the estimated life of the award. The legacy asset recovery awards vest 25% on March 31, 2011, 25% on March 31, 2013, 25% on March 31, 2014 and the balance at the time of distribution under the plan.
(3)	Upon the consummation of our 2011 comprehensive restructuring, our compensation committee awarded shares of restricted stock to our three NEOs. Pursuant to these awards, Messrs. Plavin, Jervis and Ruffing were awarded 140,000, 100,000 and 60,000 shares, respectively. On the date of the award, the fair value (calculated under ASC Topic 718) of the awards to Messrs. Plavin, Jervis, and Ruffing was $320,600, $229,000 and $137,400, respectively. The restricted stock vests 25% on the date of grant and the balance in equal installments over the three year period commencing on April 1, 2011 and ending on March 31, 2014.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows the number of shares covered by restricted and performance stock grants held by our named executive officers on December 31, 2011. No stock options have been granted since our election to be taxed as a REIT in 2003 after which we determined to use restricted and performance stock as the principal form of equity based long-term incentive compensation.

	Stock Awards
Name	Number of Shares of Restricted Stock That Have Not Vested(1) (#)	Market Value of Shares of Restricted Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares of Performance Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Performance Stock That Have Not Vested ($)
Stephen D. Plavin	105,000	236,250	—	—
Geoffrey G. Jervis	75,000	168,750	—	—
Thomas C. Ruffing	45,000	101,250	—	—

(1)	Represents the number of shares underlying restricted stock awards that vest based upon the employee’s continued service at the company.
(2)	Market value of shares based upon the $2.25 NYSE closing price on December 30, 2011.

Option Exercises and Stock Vested

The following table shows the number of shares of our class A common stock acquired upon the vesting of restricted stock awards during the year ended December 31, 2011. None of our named executive officers exercised stock options during 2011.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen D. Plavin	35,000	80,150
Geoffrey G. Jervis	25,000	57,250
Thomas C. Ruffing	15,000	34,350

(1)	The number of shares acquired on vesting is comprised exclusively of shares of restricted stock granted upon the consummation of our 2011 comprehensive restructuring and the value shown is based upon the market price on the vesting date.

Director Compensation

In 2011, our non-employee directors earned fees at an annual rate of $75,000. Payment for services is made quarterly in the form of cash and/or stock units. For those directors who have elected to receive stock units, the number of units is determined based upon the quarterly fee and the average stock price for the applicable quarter. In addition, the chairperson of our audit committee receives $12,000 per annum payable in four quarterly installments. All directors are also reimbursed for travel expenses incurred in attending board and committee meetings.

Members of a special committee of our board, comprised of Messrs. Dobrowski, Nassau and Edelman formed to oversee management in our effort to restructure our debt obligations, were each paid $50,000 for their service. This fee was paid effective upon the consummation of the restructuring in April 2011.

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Samuel Zell(1)	75,000	—	—	—	—	—	75,000
Thomas E. Dobrowski(2)	125,000	—	—	—	—	—	125,000
Martin L. Edelman(3)	125,000	—	—	—	—	—	125,000
Edward S. Hyman(4)	75,000	—	—	—	—	—	75,000
Henry N. Nassau(5)	125,000	—	—	—	—	—	125,000
Joshua A. Polan(6)	75,000	—	—	—	—	—	75,000
Lynne B. Sagalyn(7)	87,000	—	—	—	—	—	87,000

(1)	Mr. Zell’s compensation was paid 50% ($37,500) in cash and 50% ($37,500) in stock units under our 2007 and 2011 Plans.
(2)	Mr. Dobrowski’s special committee fee of $50,000 was paid in cash and the remaining compensation was paid 50% ($37,500) in cash and 50% ($37,500) in stock units under our 2007 and 2011 Plans.
(3)	Mr. Edemman’s special committee fee of $50,000 was paid in cash and the remaining compensation was paid 50% ($37,500) in cash and 50% ($37,500) in stock units under our 2007 and 2011 Plans.
(4)	Mr. Hyman’s compensation was paid 50% ($37,500) in cash and 50% ($37,500) in stock units under our 2007 and 2011 Plans.
(5)	Mr. Nassau’s special committee fee of $50,000 was paid in cash and the remaining compensation was paid 75% ($56,250) in cash and 25% ($18,750) in stock units under our 2011 Plan.
(6)	Mr. Polan’s compensation was paid 100% in cash to W.R. Berkley Corporation.
(7)	Dr. Sagalyn’s audit committee chairperson fee of $12,000 was paid in cash and the remaining compensation was paid 50% ($37,500) in cash and 50% ($37,500) in stock units under our 2007 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors, officers and certain 10% stockholders or otherwise available to us, we believe that no director, officer or beneficial owner of more than 10% of our class A common stock failed to file on a timely basis a report required pursuant to Section  16(a) of the Exchange Act with respect to 2011.

Security Ownership of Certain Beneficial Owners and Management

As of April 27, 2012, there were a total of 22,240,107 shares of our class A common stock issued and outstanding. The following table sets forth as of April 18 , 2012, certain information with respect to the beneficial ownership of our class A common stock, by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding class A common stock;

•	each director, director nominee and named executive officer currently employed by us; and

•	all of our directors and executive officers as a group.

Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our class A common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Greater than 5% Owner
W. R. Berkley Corporation, et al.(2)	3,843,413	17.3%
Barclays Global Investors, NA., et al.(3)	1,275,337	5.7%
Bay Resource Partners, L.P., et al.(4)	1,255,500	5.6%
Vornado Realty, L.P.(5)	1,212,805	5.5%
Veqtor Finance Company, L.L.C, et al.(6)	1,170,829	5.3%
Officers and Directors
Thomas E. Dobrowski(7)	88,350	*
Martin L. Edelman(8)	121,253	*
Edward S. Hyman(9)	256,683	1.2%
Henry N. Nassau(10)	64,024	*
Geoffrey G. Jervis(11)	119,087	*
Stephen D. Plavin(12)	227,554	1.0%
Joshua A. Polan(13)	—	—
Thomas C. Ruffing(14)	60,156	*
Lynne B. Sagalyn(8)(15)	121,753	*
Samuel Zell(8)(16)	162,919	*
All executive officers and directors as a group (10 persons)	1,221,779	5.3%

*	Represents less than 1%.
(1)	The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.
(2)	Based on both internal information and information contained in a Schedule 13D/A filed with the SEC on August 6, 2007, by (i) W. R. Berkley Corporation, (ii) Admiral Insurance Company, (iii) Berkley Insurance Company, (iv) Berkley Regional Insurance Company and (v) Nautilus Insurance Company, collectively, Berkley. (Berkley’s address is 475 Steamboat Road, Greenwich, CT 06830).
(3)	Based solely on information contained in a Schedule 13G filed with the SEC on February 5, 2009, by (i) Barclays Global Investors, NA. and (ii) Barclays Global Fund Advisors, collectively, Barclays (Barclays’s address is 400 Howard Street, San Francisco, CA 94105). The Barclays 13G reported beneficial ownership as follows: Barclays Global Investors, NA. reported sole voting power of 654,343 shares and sole dispositive power of 730,090 shares and Barclays Global Fund Advisors reported sole voting power of 545,247 shares and sole dispositive power of 545,247 shares.
(4)	Based solely on information contained in a Schedule 13G filed with the SEC on May 25, 2008, by (i) Bay Resource Partners, L.P., (ii) Bay II Resource Partners, L.P., (iii) Bay Resources Partners Offshore Fund, Ltd., (iv) GMT Capital Corp. and (v) Thomas E. Claugus, collectively, Bay Resources (Bay Resources’ address is 2100 RiverEdge Parkway, Ste. 840, Atlanta, GA 30328). The Bay Resources Schedule 13G reported beneficial ownership as follows: Bay Resource Partners, L.P. reported shared voting power of 297,100 shares and shared dispositive power of 297,100 shares; Bay II Resource Partners, L.P. reported shared voting power of 207,600 shares and shared dispositive power of 207,600 shares; Bay Resource Partners Offshore Fund, Ltd. reported shared voting power of 593,700 shares and shared dispositive power of 593,700 shares; GMT Capital Corp. reported shared voting power of 1,219,800 shares and shared dispositive power of 1,219,800 shares; and Thomas E. Claugus reported sole voting power of 35,700 shares, shared voting power of 1,219,800 shares, sole dispositive power of 35,700 shares and shared dispositive power of 1,219,800 shares.

(5)	Based on both internal information and information contained in a Schedule 13D/A filed with the SEC on October 4, 2004, by Vornado Realty L.P., or Vornado. Vornado’s address is 888 Seventh Avenue, New York, NY 10019.
(6)	Based solely on information contained in a Schedule 13D/A filed with the SEC on November 17, 2009, by (i) Veqtor Finance Company, L.L.C. (“Veqtor”), (ii) Samstock, L.L.C. (“Samstock”), (iii) EGI-Properties Fund (08-10), L.L.C. (“EGI”), (iv) SZ Investments, L.L.C. (“SZI”), (v) Zell General Partnership, Inc. (“ZGPI”), (vi) Sam Investment Trust (“SIT”) and (vii) Chai Trust Company, LLC (“Chai”), collectively, the EGI Entities (EGI Entities’ address is Two North Riverside Plaza, Suite 600, Chicago, IL 60606). The EGI Entities Schedule 13D/A reported beneficial ownership as follows: Veqtor reported sole voting power of 897,429 shares and sole dispositive power of 897,429 shares; Samstock reported sole voting power of 25,000 shares and sole dispositive power of 25,000 shares; EGI reported sole voting power of 248,400 shares and sole dispositive power of 248,400 shares; SZI reported sole voting power of 273,400 shares and sole dispositive power of 273,400 shares; ZGPI reported sole voting power of 1,170,829 shares and sole dispositive power of 1,170,829 shares; SIT reported sole voting power of 1,170,829 shares and sole dispositive power of 1,170,829 shares; and Chai reported sole voting power of 1,170,829 shares and sole dispositive power of 1,170,829 shares. SZI is the managing member of Samstock and is the manager of EGI. ZGPI is the managing member of Veqtor and SZI. SZI is indirectly owned by various trusts established for the benefic of Mr. Zell and his family, the trustee of each of which is Chai. The sole shareholder of ZGPI is SIT, a trust established for the benefit of Samuel Zell and members of his family. Chai serves as the trustee of SIT. Mr. Zell is not an officer or director of Chai and does not have voting or dispositive power over such shares, and therefore Mr. Zell disclaims beneficial ownership thereof except to the extent of his pecuniary interest therein.
(7)	Represents 88,350 shares obtainable upon conversion of vested stock units.
(8)	In the case of Mr. Zell, Mr. Edelman and Dr. Sagalyn, includes 112,919 shares obtainable by each upon conversion of vested stock units.
(9)	Includes 89,408 shares obtainable upon conversion of vested stock units.
(10)	Includes 64,204 shares obtainable upon conversion of vested stock units.
(11)	Includes 50,000 shares for Mr. Jervis that are the subject of restricted stock awards for which he retains voting rights and 25,000 shares obtainable upon conversion of stock units.
(12)	Includes 75,000 shares for Mr. Plavin that are the subject of restricted stock awards for which he retains voting rights and 35,000 shares obtainable upon conversion of stock units.
(13)	Does not include the shares owned by W. R. Berkley Corporation, as to which Mr. Polan disclaims beneficial ownership.
(14)	Includes 30,000 shares for Mr. Ruffing that are the subject of restricted stock awards for which he retains voting rights.
(15)	Includes 500 shares owned by Dr. Sagalyn’s spouse.
(16)	Includes (i) 112,919 shares obtainable upon conversion of vested stock units; (ii) 40,000 shares owned by Mr. Zell; and (iii) 10,000 shares owned by Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse. Does not include 897,429 shares held by Veqtor Finance Company, L.L.C.; 25,000 shares held by Samstock, L.L.C.; and 248,400 shares held by EGI-Properties Fund (08-10), L.L.C., as to which such shares Mr. Zell does not hold voting or dispositive power, which power is indirectly held by Chai Trust Company, LLC, of which Mr. Zell is not an officer of director, and as to which such shares Mr. Zell disclaims beneficial ownership of except to the extent of his pecuniary interest therein.

Our officers and directors may pledge shares of our class A common stock they own as security for potential or actual borrowings. Mr. Plavin (122,554 shares) pledged all or a portion of his shares of our class A common stock.

Transactions With Related Persons, Promoters and Certain Control Persons

Relationship with Martin L. Edelman

Martin L. Edelman, a director, is of counsel to Paul Hastings LLP, a law firm that provides us with ongoing legal representation with respect to various matters.

Investments by trusts established for the benefit of Samuel Zell in our funds

Trusts established for the benefit of the chairman of our board of directors, Samuel Zell, and members of his family indirectly invested, on the same terms available to third party investors, in CT Opportunity Partners I, LP, or CTOPI, a third-party investment management vehicle which we currently manage, pursuant to which capital commitments and capital contributions have been made, and from which income has been received, since 2007.

Transactions Involving W. R. Berkley Corporation

On November 9, 2006, we commenced our CT High Grade Mezzanine (SM) investment management initiative and entered into three separate account agreements with affiliates of WRBC for an aggregate of $250.0 million. Pursuant to these agreements, we invested, on a discretionary basis, capital on behalf of WRBC in commercial real estate mortgages, mezzanine loans and participations therein. The separate accounts were entirely funded with committed capital from WRBC and are currently managed by a subsidiary of our wholly-owned investment management subsidiary, CT Investment Management Co. LLC, or CTIMCO. Each separate account has a one-year investment period with extension provisions. CTIMCO earns a management fee equal to 0.25% per annum on invested assets. On July 25, 2007, we amended the agreements to increase the aggregate commitment of the WRBC affiliates to $350.0 million and extended the investment period to July 2008. With the recommencement of investment activity in May 2011 and the reinvestment of certain realized assets, as of December 31, 2011, we have invested $492.8 million for this account.

On April 27, 2007, we purchased a $20.0 million subordinated interest in a mortgage from a dealer. Proceeds from the original mortgage financing provide for the construction and leasing of an office building in Washington, D.C. that is owned by a joint venture. WRBC has a substantial economic interest in one of the joint venture partners. This loan was sold to the joint venture owner at a discount in November 2009. A wholly-owned subsidiary of WRBC is an investor in Five Mile.

On March 31, 2011, Five Mile provided an $83.0 million mezzanine loan to our majority-owned subsidiary in connection with our 2011 comprehensive restructuring. The mezzanine loan had an interest rate of 15.0% per annum of which 7.0% may be deferred, and matures on March 31, 2016. The mezzanine loan was fully repaid on February 10, 2012. We paid $11.0 million in interest and fees to Five Mile during the period the mezzanine loan was outstanding.

Other Transactions with Related Parties

In July 2008, CTOPI held its final closing, completing a capital raise with $540 million total equity commitments. EGI-Private Equity II, L.L.C., an entity which is indirectly owned by trusts established for the benefit of the chairman of our board, Samuel Zell, owns a 3.7% limited partner interest in CTOPI. Mr. Zell is not a trustee of such trusts. In 2011, we recorded fees of $2.9 million from CTOPI, of which $117,000 were attributable to EGI Private Equity II, L.L.C.

We believe that the terms of the foregoing transactions are no less favorable than could be obtained by us from unrelated parties on an arm’s-length basis.

Pursuant to our code of business conduct and ethics, our audit committee must review and approve in advance all material related party transactions, including financial transactions, arrangements or relationships, or series of any of the foregoing, in which we participate that involve $120,000 or more with any of our directors, officers, employees or significant stockholders (i.e., holders of 5% of our outstanding stock) or any immediate family member, as defined to include others sharing a household of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has with other related persons a collective interest in more than 5%, or in the case of a partnership, for which any of them serves as a general partner or is otherwise associated. Pursuant to our code of business conduct and ethics, directors, officers and employees must not enter into, develop or continue any such material transaction, arrangement or relationship without obtaining such prior audit committee approval. In addition, our chief financial officer reports all related party transactions, arrangements or relationships not subject to prior audit committee approval to our audit committee at regularly scheduled audit committee meetings. Further, under our code of business conduct and ethics, all instances involving such potential related party transactions, arrangements or relationships, regardless of the amount involved, are required to be reported to either our chief executive officer, chief operating officer or chief financial officer, who will assess the materiality of the transaction, arrangement or relationship and elevate the matter to the audit committee as appropriate.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS

Description of Proposal

Our board of directors has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012, and has further directed that the appointment of such independent auditors be submitted for ratification by our stockholders at the annual meeting. We have been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent auditors and clients. Ernst & Young LLP will have a representative at the annual meeting who will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent auditors is not required by our charter or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of different independent auditors at any time during the year if our board determines that such a change would be in our best interests.

Independent Auditors’ Fees

Aggregate fees we were billed for the fiscal years ended December 31, 2011 and 2010 by our independent auditors, Ernst & Young LLP, are as follows:

	Fiscal Year Ended December 31,
	2011	2010
Audit fees(a)	$962,400	$1,012,400
Audit-related fees(b)	142,046	107,584
Total audit and audit-related fees	1,104,446	1,119,984
Tax fees(c)	256,500	219,340
All other fees	—	—
Total(d)	$1,360,946	$1,339,324

(a)	Audit fees include amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and comfort letters on and review of SEC registration statements.
(b)	The audit-related fees include principally amounts billed to us related to due diligence and agreed upon procedures.
(c)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance and preparation and review of federal, state and local tax returns and tax fees related to REIT tax matters.
(d)	The amounts in the table do not include audit fees for 2011 and 2010 of $296,280 and $243,100, respectively, and tax fees of $113,500 and $71,625, respectively, relating to our third party investment management vehicles (CT Mezzanine Partners III, Inc., CT Large Loan 2006, Inc., CT Opportunity Partners I, LP and CT High Grade Partners II, LLC) and their subsidiaries.

The audit committee of our board of directors was advised of the services provided by Ernst & Young LLP that are unrelated to the audit of the annual fiscal year end financial statements and the review of interim financial statements and has considered whether the provision of such services is compatible with maintaining Ernst & Young LLP’s independence as our independent auditors.

Audit Committee Pre-Approval Policy

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent auditors were pre-approved by the audit committee of our board of directors, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter, that are individually estimated to result in an amount of fees that exceed $100,000. In addition, services to be provided by the independent auditors that are not within the category of pre-approved services must be approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent auditors, and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent auditors.

The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent auditors.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent auditors. Our board of directors unanimously recommends that you vote for the ratification of Ernst & Young LLP as our independent auditors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

Our board of directors’ audit committee carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent auditors and operates under a written charter adopted by the board of directors. The charter can be viewed, together with any future changes that may occur, on our website at www.capitaltrust.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and our financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issue a report thereon. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

The audit committee has met and held discussions with management and the independent auditors with respect to our consolidated financial statements for fiscal year 2011 and related matters. Management advised the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed the consolidated financial statements with management and our independent auditors, Ernst & Young LLP. Our independent auditors presented to and reviewed with the audit committee the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Our independent auditors also provided to the committee the written disclosures and the letter from the auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and in connection therewith the committee discussed with the independent auditors their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The audit committee meetings regularly include executive sessions with our independent auditors without the presence of our management.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

Based on the audit committee’s considerations, discussions with management and discussion with the independent auditors as described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Lynne B. Sagalyn

Thomas E. Dobrowski

Henry N. Nassau

*	The material in this report is not “solicitation material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

ANNUAL REPORT

Our annual report to stockholders is being concurrently made available for distribution to our stockholders.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

STOCKHOLDER PROPOSALS

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2013 annual meeting of stockholders, you must submit the proposal to our secretary no later than January 9, 2013. In addition, if you desire to bring business (including director nominations) before our 2013 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our secretary no earlier than December 10, 2012 and no later than 5:00 p.m. Eastern time on January 9, 2013. For additional requirements, stockholders should refer to our bylaws, Article II, Section 12, “Nominations and Proposals by Stockholders,” a current copy of which may be obtained from our secretary. If we do not receive timely notice pursuant to our bylaws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8.

CAPITAL TRUST, INC. 410 PARK AVENUE, 14TH FLOOR ATTN: GEOFFREY G. JERVIS NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			☐	☐	☐
1.	Election of Directors
Nominees
01	Samuel Zell	02 Thomas E. Dobrowski		03 Martin L. Edelman		04 Edward S. Hyman	05 Henry N. Nassau
06	Stephen D. Plavin	07 Joshua A. Polan		08 Lynne B. Sagalyn
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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CAPITAL TRUST, INC.

This proxy is solicited by the Board of Directors

Annual meeting of stockholders

6/20/2012 10:00 AM

The undersigned stockholder(s) hereby appoint(s) Stephen D. Plavin and Geoffrey G. Jervis, or either of them, as proxies for the undersigned, each with the full power to appoint his substitute, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A Common Stock of CAPITAL TRUST, INC., a Maryland Corporation, that the stockholder(s) is/are entitled to vote at the annual meeting of stockholders to be held at 10:00 AM, EDT on 6/20/2012, at the offices of Paul Hastings LLP, 75 East 55th Street, New York, New York 10022, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of The Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

If you sign the proxy without otherwise indicating a vote on the proposals, this proxy will be voted “FOR” each of the nominees listed on the reverse side and “FOR” all proposals listed on the reverse side. The votes entitled to be cast by the undersigned will be last in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

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